Exhibit 10.1

division of Ortho-McNeil Pharmaceutical, Inc.

5760 West 96th Street
Los Angeles, CA 90045
310.642.1150

August 31, 2005

Anika Therapeutics Inc.
160 New Boston Street
Woburn, MA 01810

Attention: Charles H. Sherwood, PhD.,
Chief Executive Officer

LETTER AGREEMENT

Re:          Termination of the License Agreement, dated as of July 23, 2004 (the “Agreement”), between Anika Therapeutics, Inc. (“Anika”) and OrthoNeutrogena Division, Ortho-McNeil Pharmaceutical, Inc. (“Ortho”).

Dear Chuck:

Set forth below are the terms we propose for concluding the contractual arrangement set forth in the above-mentioned Agreement.

1.             Anika and Ortho hereby mutually agree to terminate the Agreement, effective as of August 31, 2005 (the “Termination Date”); provided, however, that solely for purposes of Section 12.3 of the Agreement, the termination will be treated as a termination by Anika.

2.             In consideration of the foregoing, Ortho agrees:

(i)            to pay to Anika the total amount set forth on Schedule I attached hereto within 10 business days of the Termination Date by wire transfer to Anika’s account set forth on Schedule I;

(ii)           in order to comply with its existing obligations under Section 2.1(c) of the Agreement, to reimburse Anika within 10 business days of the Termination Date by wire transfer to Anika’s account set forth on Schedule I the total amounts of the expenses set forth on Schedules II and III attached hereto, which have been incurred in connection with the Development of the Current Licensed Product, and which such total amounts shall not be subject to any subsequent dispute by the parties hereto. Anika hereby sets forth in Schedule II certain expenses of Anika incurred pursuant to the Current Development Plan that have been previously invoiced to Ortho and remain unpaid as of the Termination Date.  Anika hereby sets forth in Schedule III certain expenses of Anika which have been committed to by Anika in connection with the Current Development Plan for which invoices have not been previously provided to Ortho, but for which Schedule III shall be deemed to constitute the requisite invoice; and

(iii)          to provide to Anika, within 20 business days after the Termination Date, a written copy of any market research conducted by Ortho as of the date hereof relating to the position of Anika’s HA Product (other than any market research relating to the branding of such product) and, following the receipt by Anika of such market research, for a period extending five (5) business days thereafter, to make available Ortho personnel and consultants for reasonable clarifying inquiries regarding such market research at no additional charge to Anika.   It is understood and agreed that except as provided for in this letter agreement, Ortho shall have no additional obligation to reimburse any internal or out-of-pocket expenses incurred by Anika after the Termination Date or for which invoices have not either been previously received by Ortho as of the date hereof or attached hereto.

3.             For the avoidance of doubt, termination of the Agreement pursuant to this letter agreement shall not relieve either party from obligations that are expressly indicated to survive termination or expiration of the Agreement and the terms of the Agreement, including this letter agreement, shall be treated as Confidential Information of the other party and subject to the provisions of Section 7.1 of the Agreement. Notwithstanding the foregoing or the provisions of the Agreement the parties agree that (i) upon execution of this letter agreement, Anika may issue a press release in the form of Schedule IV attached hereto, (ii) Ortho acknowledges that Anika is permitted to file this letter agreement with the Securities and Exchange Commission; (iii) Sections 7.3 and 7.4 shall automatically terminate as of the Termination Date; and (iv) upon execution of this letter agreement, neither party shall not owe the other, and each party waives any right to receive, any further payments or performance obligations under, or in connection with, the Agreement other than as expressly specified herein or in Section 12.5 of the Agreement.

Defined terms used in this letter shall have the meaning provided in the Agreement unless otherwise defined herein. Please signify your acceptance of the terms and conditions contained herein by dating, signing and returning immediately to me by fax a copy of this letter. On receipt of your faxed acceptance, we will provide Anika by overnight messenger with two originals of this letter for countersignature.

Sincerely,

OrthoNeutrogena Division, Ortho McNeil Pharmaceutical, Inc.

		By:	/s/ Dave Brown
		Name:	Dave Brown
		Title:	General Manager

Acknowledged and Agreed:

Anika Therapeutics, Inc.

By:	/s/ Charles H. Sherwood
Name:	Charles H. Sherwood
Title:	CEO

Cc:	Randy Goodreau (via e-mail) Dave Brown (via e-mail) Charles H. Sherwood, PhD. (via e-mail) Cliff Birge, Esq. (via e-mail) William McGowan, Esq.(via e-mail) H. David Henken, Esq. (via e-mail)